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                                                                    EXHIBIT 99.1

OPTi Declares Asset Dividend

Company to Distribute Its Shares of Tripath Technology Inc. to Its Shareholders

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--April 10, 2002--OPTi Inc. (Nasdaq:OPTI)
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announced today that its Board of Directors has declared a distribution of its holdings of shares of common stock in Tripath Technology Inc. (Nasdaq:TRPH) to
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its shareholders. OPTi currently holds 1,992,112 shares of Tripath common stock.
OPTi will distribute a dividend of 0.1666 shares of Tripath stock on each share of the Company's common stock.

The record date for the dividend will be April 24, 2002 and the dividend distribution date will be May 30, 2002. The ex-dividend date will be set by the Nasdaq National Market in accordance with Nasdaq marketplace rules. Nasdaq will post its determination of the ex-dividend date on its Dividend Daily List Index once that determination is made. Shareholders who wish to trade their shares of OPTi prior to the dividend distribution are advised to consult their brokers or other marketplace professionals for more information regarding the ex-dividend date.

The Board made the determination to provide the dividend based upon the Company's current cash and asset position. The Company believes that cash and assets remaining after distribution of the dividend will be sufficient to satisfy the Company's working capital, liabilities and other cash requirements while the Company continues to review its previously announced proposed plan of liquidation. The Board believes that the distribution is in the best interests of the shareholders.

Statements in this press release that are not historical facts are forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including market conditions generally and in the electronic and semiconductor industries and the timing of any liquidation of the Company. Additional information identifying risks and uncertainties is contained in the Company's most recent Form 10-Q quarterly report and Form 10-K annual report filed with the SEC.

OPTi Inc. is an independent supplier of semiconductor products and is headquartered in Mountain View, California. OPTi's stock is traded on the National Market System under NASDAQ symbol OPTI.

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Contact:

     OPTi Inc.
     Bernard T. Marren, 650/625-8787 (President/CEO)
     Michael Mazzoni, 650/625-8787 (CFO)